GROUND LEASE

This Ground Lease (the “Lease”) is made and effective as of the 1st day of July, 2002, by and between the Board of Regents of the University of Wisconsin System (“Lessor”) and MGE Power LLC, a Wisconsin limited liability company (“Lessee”).

RECITALS

A.

Lessor is the owner of an approximately 4.5 acre parcel on the University of Wisconsin Campus (the “University Campus”), in the City of Madison, County of Dane, State of Wisconsin, which can be described generally as an area of land bounded by Walnut Street on the West, Herrick Drive on the North, the existing UW Physical Plant buildings and oak trees on the East, and the North wall of the existing Walnut Street heating plant on the South (the “Project Site”). The Project Site is more particularly described in Exhibit A, which is incorporated into this Lease.

B.

Lessee desires to lease the Project Site from Lessor for the purpose of constructing, owning, maintaining, and operating (in connection with the State of Wisconsin, acting through the State of Wisconsin Department of Administration (the “State”) a Steam, Chilled Water, and Electric Plant to serve the specific needs of Lessor’s University of Wisconsin-Madison Campus and the electric power needs of Madison Gas and Electric Company (the “Project”).

C.

Lessor is willing to lease the Project Site to Lessee and Lessee is willing to lease the Project Site from Lessor on the terms and conditions set forth below in this Lease.

NOW, THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

AGREEMENT

1.

Lease.  Lessor hereby leases to Lessee, and Lessee hereby leases from Lessor, the Project Site for the purposes described in the Recitals above and on and subject to the terms, covenants and conditions herein contained.

2.

Lease Term.  The initial term of this Lease (the “Initial Term”) shall commence on the date that construction of the Facility commences upon the Project Site (“the Commencement Date”) and shall automatically expire on the earlier of: (i) the date upon which the Project is decommissioned or otherwise dismantled after it is permanently retired; (ii) the date that the Lessor purchases the entire Project pursuant to that certain Facility Purchase Option Agreement, of even date among Lessor, Lessee, Madison Gas and Electric Company, and the State (the “Facility Purchase Option Agreement”); or (iii) February 28, 2053; provided, however that such date shall be extended on a day for day basis for each date after March 1, 2003 until the occurrence of the Commencement Date.  If the Project has not been decommissioned, dismantled or permanently retired and Lessor has not purchased the Project by the end of the Initial Term, then Lessee shall have five options to renew the Lease, the first four of these for additional terms of ten (10) years each and the fifth for an additional term of eight (8) years (“Renewal Term”), exercisable by Lessee prior to the end of the Initial Term and the end of each Renewal Term.  Lessee may exercise its right to renew for any Renewal Term by giving Seller written notice of its intent to renew not less than one hundred eighty (180) days before the end of the Initial Term and any subsequent Renewal Term.

3.

Rent. The annual rent for the Project Site (the “Rent”) shall be based on an annual rental value of $172,000, payable monthly in monthly installments in the amount of $14,333.33, which annual and monthly rental amounts shall be adjusted upwards or downwards based upon the cumulative increase or decrease since April 1, 2002 in the Consumer Price Index, All Urban Consumers (1982-1984 = 100), on the following dates: (a) the Commencement Date; (b) the Commercial Operation Date under the Operation and Maintenance Agreement between State and Lessee; and (c) each fifth (5th) anniversary of the Commercial Operation Date during the Initial Term and any Renewal Term of this Lease.  Rent payments shall commence on the Commencement Date and be payable on the first date of each month thereafter.  Rent shall be payable in lawful money of the United States, without deduction or offset, to Lessor at the address for notices to Lessor set forth below.  If the Index is changed so that base year differs from that used as of the publication date most immediately preceding the date the expiring term commenced, the Index shall be converted in accordance with the conversion factor published by the United States Department of Labor, Bureau of Labor Statistics. If the Index is discontinued or revised during the Original or any Renewal Term, such other government Index or computation with which it is replaced shall be used in order to obtain substantially the same result as would be obtained if the Index had not been discontinued or revised.

4.

Possession, Use, Surrender.  Lessee shall be entitled to possession of the Project Site upon the Commencement Date of this Lease.  Except as expressly set forth in this Lease, Lessee, upon taking possession of the Project Site, will be deemed as accepting the Project Site in “as is” condition, without any representations or warranties on the part of Lessor as to the condition of such Project Site.  Unless Lessor purchases the entire Project, or Lessor and Lessee agree otherwise, at the expiration or termination of this Lease, Lessee shall remove from the Project Site at the shared cost of Lessee and the State as more particularly set forth in a binding agreement to be executed by them governing this and other issues relating to their shared ownership of the Project  (the “Co-Ownership Agreement”) all or any portion of the Project and all other property of Lessee, and repair any damage caused by such removal by Lessee, its employees, its agents, its contractors and its subcontractors or any lien claimant of Lessee.  Lessee shall be given twenty-four (24) months (the “Removal Period”) following the expiration of the Lease, to accomplish such removal and repair.

5.

Demolition of Existing Buildings; Costs of Rebuilding.  Lessee shall demolish and/or relocate and reassemble and/or replace the following structures that are currently upon the Project Site in the following manner:

a.

Lessee shall demolish the Physical Plant Storage Building, located at 510 Herrick Drive (Building Number 0014).  Lessor shall be responsible for emptying such building of its contents and disposing of them or relocating them in accordance with applicable laws prior to demolition by Lessee.

b.

The building referred to as the Beet and Carrot Building, located at 506 Herrick Drive (Building Number 0138) that is owned by the United States Department of Agriculture and used by Lessor shall be demolished and replaced at a location on Lessor’s West Madison Agricultural Research Station to be designated by Lessor.  If Lessor so requests, Lessee shall, as part of such replacement, reconnect any existing utilities.

c.

The Horticulture Poly Greenhouse, located at 2125 Linden Drive (Building Number 0124) shall be disassembled, relocated and reassembled or replaced at a location on Lessor’s West Madison Agricultural Research station to be designated by Lessor.  If Lessor so requests, Lessee shall, as part of such reassembly or replacement, reconnect any existing utilities.

The costs of relocating, rebuilding or replacing such structures shall be added, by a change order, to the construction budget for the Facility.

6.

Maintenance.  Lessee shall cause the Project Site to be maintained in a neat and orderly manner, including maintenance of any landscaping, and regular grass cutting and snow removal.  Lessee shall further limit outside storage to within the permanent perimeter fence to be constructed as part of the Project.  Lessee further agrees to ensure that outside storage will not be visible from street level on Herrick Drive or Walnut Street.

7.

No Liens.  Lessee shall not, without prior written consent of the Lessor, directly or indirectly create or permit to be created or to remain upon the Project Site any lien, encumbrance or charge on, or pledge of, the Project Site, or any part thereof, and will immediately discharge, any lien, encumbrance or charge on, or pledge of, the Project Site, or any part thereof  Lessee shall defend and indemnify the Lessor against any other liens placed against Lessee’s interest in the Project Site or otherwise impair Lessor’s title to the property, to the extent such liens arise as the result of the acts or omissions of Lessee, its agents or employees.  In amplification and not in limitation of the foregoing, Lessee shall not permit any portion of the Project Site to be used by any persons or persons or by the public, as such, at any time or times during the term of this Lease, in such manner as might tend to impair the title or interest of Lessor in the Project Site, or any portion thereof, or in such manner as might make possible a claim or claims of adverse use, adverse possession, prescription, dedication, or similar claims of, in, to or with respect to the Project Site, or any part thereof.  Nothing in this Article shall be construed to prohibit Lessee (or any permitted sublessee or assignee of Lessee) from assigning or subleasing its interest in this Lease, as permitted by Article 12 of this Lease.

8.

Taxes and Insurance.  Lessee shall be responsible for personal property and real property taxes, if any, relating to the Project and the Project Site.  Lessor shall be responsible for all taxes, fees or costs, if any, related to the Rent payable under this Lease, including all taxes, assessments, fees, charges or impositions on income or franchise tax upon rents received.  Lessor and Lessee hereby release each other from any and all liability or responsibility to the other or anyone claiming through or under them by way of subrogation for any loss of damage to property caused by fire or any of the extended coverage or supplementary contract casualties, even if such fire or other casualty shall have been caused by the fault or negligence of the other party or anyone for whom such party may be responsible.  The insurance policies of Lessor and Lessee shall contain a clause or endorsement to the effect that any such release shall not adversely affect or impair said policies or prejudice the right of the releaser to recover thereunder.

9.

Casualty.  If the Project, or any material portion thereof that prevents the Project from providing steam, chilled water or electric generation services, is destroyed or damaged by fire, explosion, or other casualty, then Lessee and any other co-owner of the Project shall, to the extent and in the manner they have agreed to as more particularly set forth in the Co-Ownership Agreement, repair, restore, and rebuild the Project to a condition equivalent to that existing prior to such casualty.  With respect to such rebuilding, in the event of any conflict between such Lease and the Co-Ownership Agreement, the terms of the Co-Ownership Agreement shall govern and prevail.  In the event that a decision is made not to repair, restore or rebuild, Lessee shall pay rent up to the date such decision is made with an appropriate refund by Lessor or such rent as may have been paid in advance for any period subsequent to such date and the provisions regarding expiration or termination of the lease in Article 4 of this Lease shall apply

10.

Condemnation.  In the event of a Total Taking of the Project (as hereinafter defined) or a Substantial Taking of the Project, the term hereof shall terminate as of the date of the Taking (as hereinafter defined); Lessee shall pay rent up to such date, with an appropriate refund by Lessor of such rent as may have been paid in advance for any period subsequent to such date; and except as provided below, the entire award or other compensation, whether pursuant to judgment or by agreement or otherwise, with respect to such Taking, shall be paid directly to and be the property of Lessee and any other co-owner of the Project, as their interests may appear.  In the event of a Partial Taking (as hereinafter defined), Lessee shall, to the extent required in the Co-Ownership Agreement restore the Project to a condition equivalent to that existing prior to such Partial Taking.  As used herein, “Partial Taking” shall mean any Taking of the Project that is not either a Total Taking or a Substantial Taking; “Substantial Taking” shall mean the Taking of so much of the Project or Lessee’s interest in this Lease that, in the reasonable opinion of Lessee, the remaining portion thereof not taken cannot reasonably be used by Lessee and the other owners of the Project for the efficient operation of the Project; and “Taking” used alone or modified by “Partial”, “Substantial” or “Total” shall mean the taking or damaging of the Project, or any part or parts thereof, by a Federal or State body with the power of condemnation or eminent domain lawfully exercising such power, including severance damage, by eminent domain, or for any public or quasi-public use under any statute.  “Total Taking” shall mean the taking of the entire Project or Lessee’s entire interest in this Lease.

11.

Default: Remedies.  If either party shall be in default under this Lease; or either party shall fail to duly and fully observe or perform any other covenant, condition, or agreement on the part of such party to be observed or performed by such party pursuant to this Lease and such default continues for a period of sixty (60) days after delivery of written notice from the non-defaulting party to the defaulting party, then the non-defaulting party shall be entitled to exercise all of its rights and remedies with respect to the Lease and the Project Site permitted or allowed by law.

12.

Assignment and Subletting.  Except to the limited extent expressly permitted by this Article, Lessee shall not assign, sell, mortgage, pledge, encumber or in any manner transfer this Lease or any right, title or interest of Lessee hereunder, by operation of law or otherwise, or sublet the Project Site or any portion thereof without the prior written consent of Lessor.  Any such attempted Assignment without Lessor’s prior consent shall be void.  Lessee may sublet and/or assign an interest in the Project Site in the following manner: (a) enter into a ground sub-lease of the Project Site with the State or Madison Gas and Electric Company; (b) allow Lessee to assign its interest in the Project Site to any affiliate of Lessee within the MGE Energy, Inc. holding company family of companies or in connection with any merger, consolidation or restructuring transaction involving Lessee or any affiliate of Lessee within the MGE Energy Inc. family of companies; and (c) to allow Lessee or any permitted sublessee or assignee to collaterally assign its interest in this Lease or any sublease in connection with Project-related financing.  Notwithstanding anything to the contrary in the preceding sentence, any permitted sublessee or assignee thereunder shall, following such sublease or assignment, continue to be subject to all requirements and limitations set forth in this Article.  Lessor shall have the right to review any assignment or proposed sublease for which Lessor’s consent is required for a period of sixty (60) days prior to deciding whether or not to give its consent.  Lessor’s interest herein may be assigned to any other state agency or department as directed by the Wisconsin State Legislature.  Any permitted assignee of any interest under this Lease, regardless of whether or not consent is required for such assignment, shall execute a written instrument obligating such assignee to assume all obligations under this Lease.

13.

Notices.  All notices required or otherwise given hereunder shall be in writing and shall be delivered by hand, by certified or registered mail, return receipt requested or by Federal Express, Express Mail, or other internationally recognized overnight carrier.  Notices are effective when received.  Notice addresses are as follows:

If to Lessee:

MGE Power LLC

133 South Blair Street

P.O. Box 1231

Madison, WI 53701-1231

Attention: President

With a copy to: MGE Power LLC

 133 South Blair Street

 P.O. Box 1231

 Madison, WI 53701-1231

 Attention: General Counsel

If to Lessor:

Secretary, Board of Regents of the

University of Wisconsin System

1860 Van Hise Hall

1220 Linden Drive

Madison, WI 53706

With a copy to:General Counsel, University of Wisconsin

 System Administration

 1852 Van Hise Hall

 1220 Linden Drive

 Madison, WI 53706

14.

Successors; Assigns.  This Lease and each and all of the terms, covenants and conditions hereof shall be binding upon and inure to the benefit of the Lessor and Lessee, and their respective successors and assigns (but, as to the successors and assigns of Lessee, the benefits hereof shall inure to them only to the extent that assignment is permitted hereunder).  No third party, other than such permitted successors and assigns, shall be entitled to enforce any term, covenant or condition of this Lease or have any rights hereunder.

15.

Surrender of Project Site.  Lessee upon termination of this Lease, by lapse of time or otherwise, agrees to peaceably surrender the Project Site to Lessor subject to the requirements of Article 4.

16.

Holding Over.  If Lessee, with the express written consent of Lessor, remains in possession of the Project Site after the termination of this Lease and without the execution of a new lease, Lessee shall be deemed to be occupying the Project Site as a tenant from year-to-year, subject to all the applicable terms, conditions, and covenants of this Lease.  If such holdover is without the written consent of Lessor, Lessor shall be entitled to all its remedies at law or equity and the rent payable during the unapproved holdover period shall be an amount equal to 200% of the rent then in effect and payable pursuant to Article 3; provided, however, that nothing in this provision shall be deemed to obligate Lessee to pay any holdover rental to Lessor following termination of this Lease, during the Removal Period so long as Lessee is making diligent good faith efforts to remove the Project from the Project Site, as required by Article 4 of this Lease.

17.

Estoppel Certificates; Subordination, Non-Disturbance and Attornment.  Lessee or Lessor will, at any time from time to time, upon not less than ten (10) days prior request by the other, execute, acknowledge and deliver to the other a statement in writing certifying that this Lease is unmodified (or, if modified, the disclosure of such modification shall be made) and in full force and effect, the date to which the rents and other charges have been paid, stating whether or not the party requested to provide the statement had knowledge of any default hereunder on the part of requesting party in the performance of any covenant, agreement or condition contained herein and, if so, specifying each such default, and any other matter reasonably requested by the requesting party, it being intended that any such statement may be relied upon by any prospective purchaser, mortgagee or holder of a deed of trust on the Project Site or any assignee of such party.  If required by any lender providing Project financing to Lessee, Lessor agrees to execute a commercially reasonable form of subordination, non-disturbance and attornment agreement, providing that in the event such lender exercises its remedies under the instrument collaterally assigning Lessee’s interest in this Lease, Lessor will recognize the rights of such lender as Lessee under this Lease.  Any such instrument shall provide the same notice to Lessor as Lessee of any default of Lessee thereunder giving rise to such lender’s rights to exercise remedies thereunder.

18.

Public Record of Lease.  If required by any Project-related lender to Lessee or to any permitted sublessee or assignee under this Lease, Lessor and Lessee shall cooperate to prepare and cause to be recorded in the Office of the Register of Deeds for Dane County or such other location satisfactory to such lender a memorandum or other public record evidencing Lessee’s leasehold interest (or the interest of such sublessee or assignee, as the case may be) under this Lease.

19.

Contingencies.  The Parties’ obligation to be bound by and proceed with the terms and conditions in this Lease is contingent upon the approval by the Public Service Commission of Wisconsin of a certificate of public convenience and necessity for the Project and the approval, if any, of any other federal, state, or local governmental body, with jurisdiction over the Project or this Lease, including without limitation by lack of enumeration, the Governor, Legislature or State Building Commission.

20.

Liability for Environmental Conditions.

a.

“Hazardous Materials” shall mean:

i)

any biologically or chemically active, or other toxic or hazardous wastes, pollutants, or substances, including, without limitation, asbestos, PCB’s, petroleum products and by-products, substances defined or listed as “hazardous substances” or “toxic substances,” or similarly identified in or pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §9601, et seq., and as hazardous wastes under the Resource Conservation and Recovery Act, 42 U.S.C. §6010, et seq.;

ii)

any chemical substance or mixture regulated under the Toxic Substance Control Act 1976, as amended, 15 U.S.C. §2601, et seq.;

iii)

any “toxic pollutant” under the Clean Water Act, 33 U.S.C. §466, et seq., as amended;

iv)

any hazardous air pollutants under the Clean Air Act, 42 U.S.C. §7401, et seq.;

v)

hazardous materials identified in or pursuant to the Hazardous Materials Transportation Act, 49 U.S.C. §1802, et seq.; and

vi)

any hazardous or toxic substances or pollutant regulated under other applicable federal, state or local statutes, ordinances, bylaws, codes, rules, or regulations relating to or concerning any hazardous, toxic or dangerous waste, substance or material.

b.

Lessee covenants and agrees that Lessee shall, at Lessee’s sole cost and expense, comply at all times with all requirements governing the use, generation, storage, treatment, and/or disposal of any Hazardous Materials used in connection with Lessee’s use of the Project Site.  Notwithstanding, Lessee shall not be responsible for any cleanup, remediation, fines, or penalties resulting from the presence of any Hazardous Materials on, under, or near the Project Site existing prior to the Commencement Date, or not caused by Lessee’s use of the Project Site.  Lessee shall defend, indemnify and hold harmless Lessor from and against any and all liability, loss, damage and expense, including reasonable attorneys’ fees arising out of the release, threatened release, storage or disposal of any such hazardous wastes or hazardous substances on, under or adjacent to the Premises, directly attributable to the activities of Lessee or any other persons (except for Lessor,  the State, their lenders and the agents, invitees or employees of any of the foregoing) to whom Lessor grants rights to occupy or use such Project Site and facilities in connection with the Project.

c.

Lessor represents and warrants that neither Lessor nor, to the best of Lessor’s knowledge, any third party has engaged in the generation, use, manufacture, treatment, transportation, storage, or disposal of any Hazardous Materials at or near the Project Site in violation of applicable environmental laws; that neither Lessor nor, to the best of its knowledge, any third party has received any notice of any material violation of any applicable environmental law with respect to the Project Site about which a government agency would, under such laws, require corrective action; that the Project Site is in compliance with all applicable environmental laws; that there are no conditions existing as of the Commencement Date which would subject Lessee to damages, penalties, injunctive relief, or cleanup costs under any applicable environment law, or which would require or is likely to require cleanup, removal, remedial action, or other response pursuant to any applicable environmental law; that Lessor is not a party to any litigation or administrative proceeding, nor is any litigation or administrative proceeding threatened, which asserts or alleges that Lessor has violated or is violating any applicable environmental law, or is required to clean up, remove, or take remedial action or other responsive action due to the disposal, deposit, discharge, leaking, or other release of any Hazardous Materials; and that the Project Site is not subject to any judgment, decree, order, or citation related to or arising out of the violation or alleged violation of any applicable environmental law and have not been named or listed as a potentially responsible party by any governmental body or agency in a manner arising under any applicable environmental law.

d.

All representations, warranties, and indemnification agreements described in this Article 19 shall survive the expiration or termination of this Agreement and shall apply to and inure to the benefit of all heirs, successors, and assigns of Lessor and Lessee their directors, officers, shareholders, employees, subtenants, and affiliates.

21.

Insurance.

a.

Lessor’s Insurance.  Lessor is an agency of the State of Wisconsin, its liability is limited by state statute under the Wisconsin state self-insurance liability program pursuant to sec. 895.46, Stats.

b.

Lessee’s Insurance.  Lessee shall provide Comprehensive General Liability Insurance coverage, including premises/operations coverage, completed operations coverage, contractual liability coverage, in a combined single limit of not less than  Twenty Five Million Dollars ($25,000,000) per occurrence, and Twenty Five Million Dollars ($25,000,000) aggregate.  These minimum coverage limits shall be adjusted in accordance with changes in in the Consumer Price Index, All Urban Consumers (1982-1984 = 100), upon each adjustment of the Rent as more particularly set forth in Article 3 of this Lease.  Such policy shall name the Lessor as an additional insured on such policy or policies.  Lessee may satisfy this requirement by an endorsement to its underlying insurance or umbrella liability policy.

Lessee shall cause to be issued by the insurer or insurers providing the insurance specified in this Article 21 certificates of insurance reflecting all such coverages; and Lessee shall both instruct and obtain the consent of each such insurer to provide at least thirty (30) days prior written notice to the other party of any proposed cancellation of, any policy for any cause.  In addition, each policy of liability insurance required by this Article 20 shall name Lessor, as an “additional insured.”

c.

Worker's Compensation Waiver of Subrogation.  Lessor shall not be liable to Lessee, Lessee's contractors or their subcontractors, for any injuries to Lessee's employees or those of its contractors or their subcontractors arising out of, or in connection with, the grant of this Lease, including any and all work of any type performed upon the premises or the property, including injuries arising during equipment installation, alteration, modification, improvement, maintenance, repair, replacement, or use, or ingress or egress to or from the property unless caused by the willful acts, bad faith, or the negligence of Lessor, its agents or employees.

Lessee and  Lessee’s contractors shall each waive any and all right of recovery from Lessor for worker's compensation claims made by their respective employees and shall obtain such waiver from their workers' compensation insurer.  Lessee, for itself and its contractors and subcontractors, agrees that the waiver of subrogation provisions within this Lease extend to any such claims brought by or on behalf of any employee of Lessee or any contractor or subcontractor of Lessee.

1.

Water Supply for the Project.  If requested by Lessee as necessary to serve the needs of the Project, Lessor shall cooperate with and assist Lessee in securing an adequate water supply for the Project.  Such cooperation and assistance shall not require Lessor to incur any out of pocket cost or expense; provided, however that nothing in this Article shall be construed to relieve Lessor or the State from any obligation they have in any other document relating to the Project to pay their allocated share of the Project costs.

2.

Other Necessary Project Easements.  Lessor shall further grant to Lessee, its sublessees, and/or designees such other temporary or permanent easements (at reasonable locations acceptable to Lessor) that are reasonably necessary for the construction, operation, maintenance and repair of the Project and necessary support facilities for the Project.

3.

Lessor’s Right to Locate Chilled Water Production Equipment on Project Site.  In the event that Lessee shall cause to be financed through the State of Wisconsin’s Master Lease Program, any portion of the Steam & Chilled Water Facility, Lessee’s rights to use and occupy the Project Site under this Lease shall be subject to the right of Lessor and/or any other owner of such financed assets to locate such financed assets upon the Project Site.  In exercising such rights, Lessor and any other owner of such financed assets shall at all times cooperate in good faith with Lessee for the benefit of the Project as a whole.

4.

Miscellaneous.  Neither this Lease nor any of the terms, covenants or conditions hereof may be modified or amended, except by an agreement in writing, duly executed and delivered by the party against whom enforcement of such modification or amendment is sought.  If any term, covenant or condition of this Lease or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable under applicable law, then the remainder hereof and the application of such term, covenant or condition to persons or circumstance other than those as to which it is invalid or unenforceable shall not be affected thereby.  The headings of the paragraphs and subparagraphs of this Lease are for convenience only and shall in no way affect the construction or effect of any of the terms, covenants or conditions hereof. This Lease and each and all of the terms, covenants and conditions hereof shall be interpreted in accordance with and governed in all respects by the internal laws of the State of Wisconsin. This document may be executed in one or more counterparts, each of which shall be deemed and original, but all of which shall constitute one and the same document.

5.

Provisions Severable.  If any provisions of this Lease shall be held or declared to be invalid, illegal or unenforceable under any law applicable thereto, by a court of competent jurisdiction in the State of Wisconsin, such provision shall be deemed deleted from this Lease without impairing or prejudicing the validity, legality and enforceability of the remaining provisions thereof.

6.

Nondiscrimination/Affirmative Action.  In connection with the performance of this Lease and pursuant to sec. 16.765, Wis. Stats., Lessee agrees not to discriminate against any employee or applicant for employment because of age, race, religion, sex, physical condition, developmental disability as defined in sec. 51.01(5), Wis. Stats., sexual orientation as defined in sec. 111.32(13m), Wis. Stats., or national origin.  This provision shall include, but not be limited to, the following: employment, upgrading, demotion, transfer, recruitment, recruitment advertising, layoff, termination, rates of pay, other forms of compensation, and selection of training, including apprenticeship.  Except with respect to sexual orientation, the Lessee agrees to take affirmative action to ensure equal employment opportunities.

7.

Non-Appropriation of Funds.  Any obligation of the Lessor to expend funds under this Lease is subject to the availability of funds in accordance with Article VIII, Sections 2 and 4 of the Wisconsin Constitution.

8.

Force Majeure.  Neither party hereto shall be liable for any losses or damages caused by acts of God, including, but not limited to, wind, lightning, rain, ice, earthquake, floods or rising water, or by aircraft or vehicle damage.  In the event that Lessor or Lessee shall be delayed, hindered in, or prevented from the performance of any act required hereunder by reason of acts of God (including, but not limited to, wind, lightning, rain, ice, earthquake, flood or rising water), aircraft or vehicle damage or other casualty, unforeseen soil conditions, acts of third parties who are not employees or agents of Lessor or Lessee, as the case may be, strikes, lockouts, labor troubles, inability to procure materials, failure of power, governmental actions or inactions (including, but not limited to, those related to zoning approvals, permits, or related appeals), laws or regulations, riots, insurrection, war, or other reasons beyond its control, then the performance of such act shall be excused for the period of delay; and the period for performance of any such act shall be extended for a period equivalent to the period of such delay.

9.

Soil Relocation as Designated by Lessor.  If requested by Lessor, Lessee shall deliver the top two to three feet of soil to be removed from the Project Site in connection with the construction of the Project to the location on Lessor’s campus designated by Lessor and set forth on Exhibit B to this Lease.

10.

Access to Underground Utility Facilities; Reasonable Driveway Access.  Notwithstanding Lessee’s rights to use the Project Site under this Lease, Lessor shall retain the right of access at all reasonable times to existing underground utility facilities located beneath the Project Site and the right of access at all reasonable times for maintenance to the Walnut Street heating and chilling plant.  Lessor shall further have the right, upon reasonable advance notice to Lessee, to make reasonable use of the driveway to be constructed upon the Project Site for the purpose of permitting large delivery trucks to make deliveries of goods and services to the University Campus.  Such use shall not unreasonably interfere with operations of the Facility and its personnel.

11.

Counterparts.  This Agreement may be signed in counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

12.

Legal Description of Site.  The Parties agree that the description of the Project Site on Exhibit A, including any preliminary metes and bounds boundary survey measurements that are part of such Exhibit, is a preliminary description only of the Project Site and its boundaries.  After the Project design is complete, but before the commencement of construction on the Project Site, the parties shall substitute (unless they mutually agree not to do so) a final Project Site legal description based upon a boundary survey to be prepared at Lessee’s expense.

IN WITNESS THEREOF, Lessor and Lessee have caused this Lease to be executed and delivered on the day and year first written above.

Lessor:

Board of Regents of the University of Wisconsin System

By: /s/ Guy L. Gottschalk, President

By: /s/ Judith A. Temby, Secretary

Signatures of Guy L. Gottschalk, President, and Judith A. Temby, Secretary of the Board of Regents of the University of Wisconsin System, a body corporate, to me known to be such officers, who executed the foregoing instrument, by its authority, as the deed of such entity, authenticated this 15th day of July, 2002.

/s/ Edward S. Alschuler

Member, State Bar of Wisconsin

LESSEE:

MGE Power LLC

By: MGE Energy, Inc.

Its Sole Member

By: /s/  Jeffrey C. Newman

Its:Vice President, Secretary

& Assistant Treasurer

Signature of Jeffrey C. Newman, Vice President, Secretary and Assistant Treasurer of MGE Energy, Inc., the Sole Member of MGE Power LLC, a Wisconsin limited liability company, to me known to be such officer, who executed the foregoing instrument, by its authority, , as the deed of such entity, authenticated this 1st day of July, 2002.

/s/ Michael J. Allen

Member, State Bar of Wisconsin

EXHIBIT A

SITE DESCRIPTION

The preliminary legal description of the Project Site is attached hereto.